Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of Quepasa Corporation on Form S-3, Nos. 333-178063 and 333-177021 and Form S-8, Nos. 333-167795, 333-146486 and 333-175310 of our report dated March 13, 2012 on the consolidated financial statements of Quepasa Corporation as of December 31, 2011 and 2010 and for each of the two years in the period ending December 31, 2011, appearing in the annual report on Form 10-K of Quepasa Corporation for the year ended December 31, 2011.

/s/ Salberg & Company, P.A.

 SALBERG & COMPANY, P.A.
Boca Raton, Florida
March 13, 2012